SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): March 28, 2006

Bay National Corporation
(Exact name of registrant as specified in its charter)

Maryland	000-51765	52-2176710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2328 West Joppa Road, Lutherville, Maryland	21093
(Address of principal executive offices)	(Zip Code)

(410) 494-2580
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BAY NATIONAL CORPORATION

CURRENT REPORT ON FORM 8-K

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On March 28, 2006, the Board of Directors of Bay National Corporation (the “Company”) appointed R. Michael Gill to its Board of Directors, and the Board of Director of Bay National Bank appointed Mr. Gill to its Board of Directors.

Mr. Gill is chairman of Curtis Engine, a Baltimore-based locally owned and operated provider of power solutions equipment and he has served in that capacity since January 2006. In 2003, Mr. Gill formed Hoyt Capital, an investment firm that provides capital and business advising to start-up and existing enterprises. For sixteen years, beginning in 1984, he served as CEO of AMERICOM, a provider of cellular products and services. In 2000, AMERICOM was acquired by Solectron, a leader in the electronics manufacturing sector. Following the acquisition, Mr. Gill served as Vice President for Business Development in the Global Services Division of Solectron until December 2002.

Mr. Gill is an alumnus of Towson University where he received an honorary Doctor of Humane Letters degree in 1996. In May 2005, he received Towson University’s Distinguished Alumnus Award. Prior to transferring to Towson University, Mr. Gill attended Clemson University, which recently named him to its President’s Advisory Board. He also serves on the board of Corporate Printing Solutions. In 2004, Governor Robert L. Ehrlich, Jr. appointed Mr. Gill to a five-year term on the Board of Regents of the University System of Maryland, a public system of higher education comprised of 11 degree-granting and two research institutions.

The Board of Directors expects that Mr. Gill will serve as Chairman of the Business Development & Marketing Committee of Bay National Bank .

Mr. Gill was not appointed to the Board pursuant to any arrangement or understanding between him and any other persons, and Mr. Gill has not entered into any related party transactions with the Company since the beginning of the Company’s last fiscal year and is not party to any currently proposed transactions with the Company. Mr. Gill is the brother of director Gary T. Gill.

Mr. Gill will be compensated for serving as director pursuant to the Company’s Director Compensation Policy, the terms of which have previously been disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

BAY NATIONAL CORPORATION

Date: March 28, 2006	By:	/s/ Hugh W. Mohler
By: Hugh W. Mohler Title: President